Exhibit 14.1

FAIRMOUNT BANCORP, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

A.	INTRODUCTION

This “Code of Ethics for Senior Financial Officers” (the “Code”) was approved and adopted by the Board of Directors of Fairmount Bancorp, Inc. (the “Company”). Its purpose is to ensure that the Company’s Senior Financial Officers are committed to the highest standards of integrity and professionalism when conducting and reporting the financial affairs of the Company. This Code supplements the Company’s corporate-wide Code of Conduct and Ethics that applies to all directors, officers and employees of the Company.

For the purposes of this Code, the term “Senior Financial Officer” means the following officers of the Company:

•	Chief Executive Officer

•	Chief Financial Officer

•	Controller or Treasurer

B.	STANDARDS OF CONDUCT

Each Senior Financial Officer of the Company shall be bound by the following standards of integrity and professionalism when conducting and reporting the Company’s financial affairs:

•	Honest and Ethical Conduct

Each Senior Financial Officer shall engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between his or her personal and professional relationships.

•	Full Disclosure

Each Senior Financial Officer shall, to the best of his or her knowledge and ability, promote full, fair, accurate, timely and understandable disclosures are made in reports and documents that the Company files with or submits to the Securities and Exchange Commission (“SEC”), to other regulatory agencies, and in other public communications made by the Company.

•	Compliance with Laws, Rules and Regulations

Each Senior Financial Officer shall, to the best of his or her knowledge and ability, promote full compliance with applicable governmental laws, rules and regulations.

•	Reporting of Code Violations

Each Senior Financial Officer shall promptly report any known or suspected violation of this Code to the Company’s Audit Committee using the confidential “whistleblower” procedures established by the Company for reporting questionable accounting or auditing practices or other significant business concerns. Where possible and appropriate, the identity of any person who reports a known or suspected violation of this Code will be kept anonymous. The Company prohibits retaliation of any kind against individuals who make good-faith reports of ethical violations or other known or suspected illegal conduct.

•	Accountability

Each Senior Financial Officer shall be held accountable for adherence to this Code.

C.	AMENDMENTS TO OR WAIVERS OF THIS CODE

Any amendment to or waiver of this Code must be approved by the Company’s Board of Directors. A “waiver of this Code” is defined as a material departure from a provision of this Code. As a general rule, a waiver of this Code will not be approved unless necessary and warranted. The Company will disclose any amendment to or waiver of this Code in the manner required by then-applicable law, rule or listing standard.

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